Exhibit 10.1(l)

Rental agreement

1.             Landlord

Limited company Grundstenen 114927 (uät SKR Släggan AB), org.no 556720-8805, c/o NCC Contruction Sverige AB, Vallgatan 3, 170 80 Solna (Landlord) when the building is finished.

2.             Tenant

Sauer-Danfoss (Älmhult) AB, org.no 556496-9177, Stålgatan 1, 343 34 Älmhult (Tenant)

3.             Object

All buildings and all land within property Älmhult Släggan 3 and plus eventually settled land, and plants, installations, equipment and decoration as will be the result with the carry out of the contract program with NCC Construction Sverige AB (Property). Contract program should be an appendix to this agreement (Contract program) Appendix 1.

4.             Rented buildings, size and scope

The rented buildings size, position and scope of the total rented area is clear of the contract program.

I eventual changes of buildings, area and standards etc according to contract program as of the tenants prescribed changes- and additional work effect total production cost according to Contract program should the rental fee change according to: of additional costs should these be turned over to rental fee with translation 8%. Leaving costs should be deducted on rental fee with 8%. Those changes and additional work should be approved by Landlord and Tenant jointly and in writing. In such written approval should the parts inform and approved the new re-calculated rental fee as of increase/decrease of costs.

5.             Usage of the object

The object should be used for the Tenants business that is development, testing and manufacturing of electronic products.

6.             The objects condition, administration and maintenance

The object refers to new build premises and is hired in the condition as stated in the Contract program. The Tenant is responsible for the objects all administration- and maintenance costs, both indoor and outdoor. This means the Tenant is responsible for all caring, all maintenance and all changes that are necessary during rental time. The Tenant should together with the Landlord make maintenance plans, who should be carried out on the Tenants expense. Would it not be possible for the parts to agree about the content in the maintenance plan should the plan be stated of an expert that is appointed together of the parts. Is it not possible for the parts to agree about this expert could one of the parts ask “Stockholms Handelskammare” Stockholm chamber of commerce appoint expert. The tenant should pay the expence for this expert. The Landlord should once a year be given opportunity to self or by representative inspect the object in purpose to keep himself updated in respect of the objects condition.

In case of the Tenant not follow the maintenance plan or on other case not maintain the object in a way that could cause the landlord damage, has the landlord the right to on the Tenants expense self make necessary measure. Such measure should be done within the rules regarding as example for information and deadlines.

7.             Rental time

Admission time has been decided to 2008-04-01

Rental time is fifteen (15) years from admission time

The Tenant obliges to, without demands of reduction of rental fee or damage approve the constructor to carry out actions or inspection observations. In cases of faults or delays in construction according to Contract Program cause the Tenant obstacles, disadvantages or damages should the Landlord superintend the eventually penalties that could obtain from the Landlord, from third party according to Contract Program be paid direct to the Tenant. Above this should the Tenant not have right to compensation for shortages or delays in the construction according to Contract Program.

The tenant should above this approve the arrangements, adjustments, painting work and similar to be done after start of usage of the object. The Landlord should in connection with the mentioned work pay attention to security aspects in connection to the tenants business. This work should if possible be finished when the tenant taken possession of the object and carry on with the business in the rented building.

8.             Notice of termination and lengthening of contract

Notice of termination of this contract should be done in writing at least 18 months before the agreed rental time close. If notice of termination not is done within prescribed time should the contract be extended with not change of conditions in successive five year periods with the same time for notice of termination.

9.             Renal fee, payment

Rental fee should be paid from the day of possession. Base rental fee is 3 700.000 kronor and should to 100% be adjusted upwards with changes for KPI (consumer price index — total index with 1980 as base). Base should be the index for October month 2007. This mean addition to base rental fee should follow with a certain percentage as follows.

Should the index any of following month of October has increased in relation to base index, should addition follow with the percentage with the index change in relation to base index. Further on should the addition come out from index changes, as from the rental fee changes be calculated as of the base of the percentage change from base index and the index in respective October months.The rental fee should never be lower then the base rental fee and if the change of KPI is below 1,5%, should the rental fee even though increase with 1,5% yearly. The rental change should always start from the 1’th January after October index has resulted in re-calculation.

Example for calculation:

Calculate the difference between current October index and base index. If the difference is positive should the calculated difference be divided with the base index. The quota that becomes the result should be multiplied with the base rental fee and this calculation would give the additional rental fee for the year.

To the base rental fee come additions according to this agreement.

Payment period is every calendar quarter (every third month). Current rental fee should be advised by the landlord at least 30 days before due payment day. The rental fee should be at the landlord no later then the last workday before every payment period beginning. The rental fee should be paid in advance.

Year 15 of the rental period should the tenant in addition pay a one time amount corresponding base rental fee for year 15 (adjusted upwards with KPI as above) and 1 500 000 kronor (together “removal compensation”). The removal compensation should be paid no later then the last work day of the rental period and be invoiced by the landlord no later then 30 days before rental period ending.

The landlord obliges to offer the tenant lengthening of the contract on the same conditions in at least five years after the rental period ending. Of tenant before end of period choose to accept this offer of lengthening should no removal compensation be issued. The tenant dispose herewith independent over the possibility to lengthening the agreement with no change of conditions and with that not be obliged to removal compensation.

10.          Real estate tax

If real estate tax should be paid for the property should the tenant as additional to the rental fee in paragraph 9 pay on the objects share on every occasion real estate tax. The object share is 199%.

11.          Unforeseen expenses

Should after the contract signed unforeseen expenses occur for the object on reason of:

A                                      introduction or change of special for the property tax, fee or duty from parliament, government or other authority resolved or

B                                        rebuilding or similar on the object as the landlord is command to make from the reason of the tenants activities in the building as of decision of parliament, government or township or authority

Should the tenant from cost change set in pay compensation to the landlord on for the objects share of the total yearly cost change for the property. The compensation is to be compared with on all conditions with rental fee and should be paid according to rules of payment of rental fee. It is to the landlord to openly account for the reasonability to the tenant and in those cases the cost change take with decrease of costs for the landlord put on credit the tenant the cost decrease.

Re-building activities according to b) above should according to time, costs and methods be accounted to the tenant and total costs, time plans and rental fee changes should be agreed before start. The tenant has no right to decrease of rental fee for such disadvantage or obstacle in the usage as normal follow of from landlords re-building activities.

12.          Interest, collection letters

With late rental payment should the tenant pay, interest according to interest law and compensation for written collection letter according to the law about collection of debts. Compensation for reminder will be with amount as with all occasions should be according to ordinance of compensation of collection costs.

13.          VAT

The rental is within VAT rules. The tenant is appropriated noticed that the landlord will registration for VAT for the actual rental according to the regulations for VAT. Has this been through and do the rental stop fully or partly to be within VAT rules should if the reason is to the tenant the tenant pay to the landlord the amount as the landlord according to the VAT regulations should pay to the government and is to be assignable the object and keep the landlord without debt.

14.          Transfer and grant in second hand

The tenant is not allowed without written approval from the landlord to transfer or grant in second hand make available the rental right to the property or part of.

The tenant is in agree with rental in second hand of the object unintended rent tribunal agreement only is to be done to tenant who manage VAT business in the object.

15.          Expansion or rebuilding

The landlord is positive to cooperate to expansion and/or rebuilding is to be done on the property. In case the Tenant wish an expansion and/or rebuilding should the tenant not later then three (3) months before the desired realization in writing send to the Landlord an inquiry and necessary documentation to allow the Landlord to take decision

If the Landlord not has the possibility to cooperate to such activity and the activity not mean any decrease of value of the property could the tenant alone make the current expansion or rebuilding. If the tenant make the change alone have the tenant at move the right to either (i) leave the building as in the possession of the landlord should be the building and could be of use for other tenant then the Tenant and then go to the landlord and eventually compensation should be paid to the tenant as of this paragraph item 3 below, or (ii) remove the expansion/re-building and restore the building to the same status as before the expansion/re-building and repair eventually damages on the building that has become from the removal.

If the tenant when removal leave the building and this go to the landlord according to this paragraph 15 item 2 (i) above should the landlord pay market compensation for the building as of following. Compensations should only come if the landlord makes a rental agreement regarding the building within one year after the tenant’s removal and the building according to one of the parts in common appointed claims assessor follow that the landlord received higher rental fee according to the new agreement. The compensation that should be paid to the tenant should correspond to the higher rental fee the landlord received according to the claim assessor’s opinion, though at most an amount corresponding to the buildings book value at the time of the tenants remove. If the parts not are able to agree about the claim assessors as of this paragraph 15 has the part to as to Stockhom chamber of commerce to appoint such claim assessor, The tenant should pay for the claim assessor.

16.          General agreement

1.             The parts should keep each other informed about changes in organization as change or owners (paragraph 14) or authorization to sign for the company. If the tenant not in writing gives notice other is the address below the address that the landlord should send the tenant notice of termination and messages according rental state.

Sauer-Danfoss (Älmhult) AB

Stålgatan 1

343 34 Älmhult

2              The tenant does not have the right to have deduction of rental fee for obstacle in usage of the object as of the landlord make the object as agreed or for the tenant (as described in paragraph 6) make maintenance of the object .

3              Incase of tenant wich the landlord to make re-building or changes in the object should the landlord oblige the tenants wishes due to the parts agree about costs alternative adjustment of rental fee as of this.

The landlord has the right to refuse to make re-building and changes only if the work gives essential inconvenience for the landlord or is made in opponent to current building and security rules or collective contract.

4                                          It is to the tenant on own responsibility and expense make the measures as after moving in from insurance company or environmental- and reason of health, fire protection or other authorities demand or could come to demand to be able to use the object as of concern. From the time to the entrance is the contract valid. The tenant should consult with the landlord before any actions are taken.

5                                          The landlord should in good time (not later then one month) before moving out call one for the tenant and landlord common inspection of the object. With the view of the condition that is acceptable with respect to the objects condition on entrance day, time of rental and the plans for maintenance that has been made should the objects actual condition be judged and documented in notes. The inspection should be signed by both parts and all divergences from acceptable condition should of the tenant be done something about before moving out.

6                                          With moving out or after should, if not other has been agreed, investment in the building that has been paid of the tenant go to the landlord if the landlord not ordered the tenant to remove the asset and restore the building. The tenant has always the right and duty to remove of the tenant belonging asset and restore the building.

7                                          The tenant ahs the right to after the landlords written approval add outdoor arrangements as front sign, sun blinds, antennas etc. It is to the tenant to get necessary approvals from authorities. The landlord has the right to deny the tenant to add necessary arrangements only if the work gives an essential disadvantage for the landlord.

8                                          The landlord release himself from the duty to fulfill his part of the agreement and from obligation to pay damages if his undertaking not at all or only to abnormal high expense can be fulfilled as of war or riot, as of strike, blockade, fire, explosion or interference from authorities as the landlord not could counsel or foresee.

9                                          The landlord has no responsibility for the tenant for obstacles in the usage of the object that comes from circumstance the landlord not has influence for. As such obstacle means also obstacle to use the building as of prohibition or action from authorities as of tenant or the business of the tenant. Obstacle for usage as of above circumstances will not mean freeing for the tenants obligation for rental fee payment or other obligations within this agreement.

10                                    The tenant is obliged to within the object keep necessary equipment for fire protection and life saving in fire or other accident. The tenant is obliged to take the actions within the object as needed for prevent fire and limit damages as of fire. The landlord has duty to document fire protection actions within the building and report to community fire protection authority. The tenant has from this the duty to not later then two weeks from entrance day every year 1 June to the landlord and two weeks after request give a written documentation over the tenant’s fire protection. The documentation should have the content as of the state “räddningsverks allmänna råd” and comments for systematic fire protection work.

11                                    The tenant is responsible for only for all by law and/or other suggested regulations as of the usage of the building for the business. The tenant should keep the landlord indemnify for what the landlord could be forced to give as of the tenants not fulfill obligations. The tenants obligations should contain also “företagsbot” fees, fines and penalties that could come to landlord as of owner of the property.

12                                    The tenant is responsible for all business related damages on the property as not would be normal wearing and caused by tenants personnel and/or visitors or other as has been allowed entrance to the property ( not the landlords personnel or from the landlord applied personnel) in case this damages not enclosed by the landlords insurance. This responsibility enclose also damage on parts that enclose of tenants responsibility for maintenance and change of the damage come from causing from tenant of other as of tenants responsibility. It is the tenant to make announcement to insurance company in case of damage and to landlord.

13                                    It is to the tenant to observe what needed for good order and good condition within the building and fulfill instructions of order and other obligations as from time to other is instructed general or special for the usage of the building.1

17                                  Insurance

The landlord makes sure that insurance regarding the property is signed in a Swedish insurance company and the insurance is kept during the rental period. The tenant should, in addition to rental fee pay the landlords all insurance premium according insurance during rental period. The landlord should alone be entitled to collect given insurance compensation. The tenant should pay excess in cases of damage made of tenant or someone within the tenant’s responsibility. As of damage included in insurance should the tenant pay the landlord excess, though at most 30 BB, if the damage is included of tenant’s responsibility as of no 16 and no 11 above.

18                                  Conditions

This agreement is to be valid dependent of

The Landlord no later then       2007 has an agreement with NCC Construction Sverige AB regarding carrying through the contract program and

The Landlord not later then         acquires and entered upon the property Älmhult Släggan 3.

19           Dispute

Disputes as of this agreement should be handled by common court.

For this agreement is above mentioned regulations and what sanctioned by 12 chapter “jordabalken” (rental law)

This contract has been made in two copies whom the parts has one each.

Stockholm May 2007	Älmhult May 2007

Aktiebolaget Grundstenen 114927	Sauer-Danfoss (Älmhult) AB

For the full carry out of Sauer-Danfoss (Älmhult) ABs commitment according to this agreement do Sauer-Danfoss Holding ApS guarantee as of own debt.

Sauer-Danfoss Holding ApS guarantees, as for its own debt, the accurate fulfillment of any and all of Sauer-Danfoss (Älmhult) AB:s obligations under this Lease Agreement

Nordborg on          May 2007

Sauer-Danfoss Holding ApS